Exhibit 10.33

AGREEMENT TO EXTEND LEASE AND INCREASE RENTAL

THIS AGREEMENT entered into this 4th day of April 2001, by and between IDA S. BOROCHOFF and LANCE BOROCHOFF as Co-Trustees of the Charles Z. Borochoff Marital Trust created under the Will of Charles Z. Borochoff, as Landlord and CERADYNE, INC., as Successor to Thermo Materials Corporation (sometimes referred to as “Tenant”).

WITNESSETH:

WHEREAS, Charles Z. Borochoff, now deceased, entered into a lease with Thermo Materials Corporation, predecessor to Ceradyne, Inc., by the lease agreement dated June 23, 1980, and Ida S. Borochoff and Lance Borochoff, as Trustees aforesaid are the successors in the interest of Charles Z. Borochoff, and

WHEREAS, Ida S. Borochoff and Lance Borochoff as Trustees aforesaid and Ceradyne, Inc., as Successor to Thermo Materials Corporation, with to extend the terms of the aforesaid lease dated June 23, 1980, and

WHEREAS, the parties wish to extend the provisions of aforesaid lease for the premises known as 3449-3451 Church Street, Scottdale, Georgia, except as to certain changes set out herein, and

WHEREAS, the parties acknowledge that the aforesaid lease has previously been extended under Paragraph 38 of aforesaid lease by means of a “Lease Extension Agreement” dated 21 April 1998, and the current lease period would expire on December 31, 2005, and

WHEREAS, the parties acknowledge that the aforesaid leasehold has previously been expanded by means of a “Lease Expansion Agreement” dated 8 February 1999, and

WHEREAS, the parties have agreed to certain changes in the terms of the aforesaid lease, and

NOW THEREFORE, in consideration of Ten Dollars ($10.00) in hand paid and other good and valuable considerations, the receipt of which are herewith acknowledged, it is agreed as follows:

1.	The term of the lease, provided Tenant is not in default hereunder, is herewith extended through and including December 31, 2015.

2.

Both Landlord and Tenant agree that the leasehold as of this date includes 5.63 acres of land plus two structures.  The combined area of the two structures is the sum of the area of the aforesaid lease of 1980 (85,000 square feet) plus the area of the “Lease Expansion of 1999,” (3,000 square feet), equal to 88,000 square feet.

3.

Both Landlord and Tenant agree that notwithstanding previously agreed rental rates, the rental for the entire leasehold shall be increased for the years 2002 through 2005 by $20,446 per year.  The following rates shall apply:

For CY 2001, rent shall remain at the current rate of $138,216 ($1.57064 per sq. ft. per year)
For CY 2002, rent shall be $158,662.00 ($1.80298 per sq. ft. per year)
For CY 2003, rent shall be $179,108.00 ($2.03532 per sq. ft. per year)
For CY 2004, rent shall be $199,544.00 ($2.26766 per sq. ft. per year)
For CY 2005, rent shall be $220,000.00 ($2.50000 per sq. ft. per year)

4.

For the years 2006 and beyond, on each January anniversary of the extension period, the monthly rental for the next twelve month period shall be adjusted by the change in the Consumer Price Index for the immediate twelve month period using the CPI formula as set out herein.  The rent for each such extension year shall be the increase in the Consumer Price Index, but not less than 3% nor more than 6%.

5.

The Consumer Price Index shall be defined as follows:  At the end of each lease year (12 month period) of the extended term hereof or of any extension or renewal hereof, the monthly rental for the next succeeding lease year shall be increased by the annual increase in the Consumer Price Index (“CPI”) where “CPI” is the Consumer Price Index for the month of December just preceding such lease anniversary year, and the “Base CPI” is the Consumer Price Index for December of the previous lease year.  As used herein, Consumer Price Index shall mean and refer to that table in the Consumer Price Index published by the United States Department of Labor, Bureau of Labor Statistics, now known as the “Consumer Price Index” for all Urban Consumers (Index 1982-1984 = 100).  If such Index referred to above shall be discontinued, then any successor Consumer Price Index of the United States Bureau of Labor Statistics, or successor agency thereto, shall be used, and if there is no successor Consumer Price Index, the parties hereto shall authorize Landlord’s attorney to designate a substitute Index or formula.  In no event shall the next lease year rental be less than the prior year.

6.

Both Landlord and Tenant agree that if the December CPI has not been determined when January rent is due, Tenant will pay the previous year rent until the December CPI has been determined, and then Tenant shall pay over any difference to Landlord upon demand and thereafter, pay the newly determined rent.

7.	Both Landlord and Tenant acknowledge that the provisions of this document apply in their entirety to both the aforesaid lease of and the “Lease Expansion Agreement” of February 1999.

8.	Except as expressly modified herein, all other terms and conditions of the lease dated June 23, 1980, as previously modified, shall remain the same.

IN WITNESS WHEREOF, the undersigned have affixed their hands and seals the year first above written.

LANDLORD

/s/ IDA S. BOROCHOFF

Ida S. Borochoff As Co-Trustee, Aforesaid

/s/ LANCE BOROCHOFF

Lance Borochoff As Co-Trustee, Aforesaid

TENANT

CERADYNE, INC.

/s/ DONALD A. KENAGY

Donald A. Kenagy Vice President, Ceradyne, Inc. President, Ceradyne Thermo Materials